Exhibit 99.1

News from

Arch Coal, Inc.

FOR FURTHER INFORMATION:

Logan Bonacorsi
Investor Relations

314/994-2766

FOR IMMEDIATE RELEASE

Arch Coal, Inc. Reports Second Quarter 2018 Results

Delivers $86 million to shareholders through share repurchases and dividends

Boosts share repurchase authorization by $250 million

Reiterates 2018 sales volume and cost guidance for all operating segments

ST. LOUIS, July 31, 2018 — Arch Coal, Inc. (NYSE: ARCH) today reported net income of $43.3 million, or $2.06 per diluted share, in the second quarter of 2018, compared with net income of  $37.2 million, or $1.48 per diluted share, in the prior-year period. The company earned adjusted earnings before interest, taxes, depreciation, depletion, amortization and non-operating expenses (“adjusted EBITDA”) (1) of $85.4 million in the second quarter of 2018, which includes a $15.1 million non-cash mark-to-market loss associated with the company’s coal hedging activities. This compares to $95.6 million of adjusted EBITDA recorded in the second quarter of 2017. Revenues totaled $592.3 million for the three months ended June 30, 2018, representing an 8 percent increase from the prior-year quarter.

“Arch capitalized on a strong operating performance, robust coking coal markets and an improving logistics system to again generate very substantial levels of free cash flow during the quarter just ended,” said John W. Eaves, Arch’s chief executive officer. “We used that free cash flow to buy back $78 million of stock, or nearly one million shares, as we continued to execute on a capital return program that we believe is creating excellent value for our shareholders, and the board showed its strong support for this strategy by expanding the buyback authorization significantly. We plan to build upon our strong record of returning excess cash to shareholders as we progress through the year.”

Capital Allocation Progress

Recently, Arch’s board of directors approved an incremental $250 million increase to the share repurchase authorization, resulting in a total authorization of $750 million since the program’s inception.

“The expanded stock repurchase authorization reflects the board’s continued confidence in

(1)  Adjusted EBITDA is defined and reconciled in the “Reconciliation of Non-GAAP measures” in this release.

Arch’s outlook and financial strength and is consistent with our strategy of effectively deploying our cash to create long-term value for our shareholders,” said John T. Drexler, Arch’s chief financial officer. “We continue to view our stock as a highly attractive investment option and we expect to continue to execute on our balanced and proven capital return program, which underscores the strength of our balance sheet and the confidence in our free cash flow profile.”

During the second quarter, Arch made excellent progress on its capital return program, buying back approximately 960,000 shares of common stock, representing 3.8 percent of shares outstanding, at a total cost of nearly $78 million.

Arch’s share repurchase program was originally announced on May 2, 2017 and, since that date, the company has invested more than $419 million to repurchase 5.3 million shares. This represents a more than 21 percent reduction in Arch’s share count. At quarter-end, and inclusive of the $250 million increase in authorization, the company has up to $331 million remaining for share repurchases under the program.

In addition to the stock repurchases, the company paid $8.3 million in cash dividends to shareholders during the second quarter of 2018. The next quarterly cash dividend payment of $0.40 per common share was approved by the board of directors, and is scheduled to be paid on September 14, 2018 to stockholders of record at the close of business on August 31, 2018.

Significantly, over the last five quarters, Arch has returned approximately $460 million of capital to shareholders, consisting of more than $419 million of share repurchases and nearly $41 million in dividends.

Future dividend declarations and share repurchases will be subject to ongoing board review and authorization and will be based on a number of factors, including business and market conditions, Arch’s future financial performance and other capital priorities.

Financial Update

At quarter-end, Arch’s cash and short-term investments totaled nearly $403 million. Arch’s debt totaled $324 million, inclusive of the term loan, equipment financing and other debt, resulting in a $78 million net cash position.

“We believe that our current cash balance represents ample and appropriate liquidity that will meet our needs throughout the market cycle,” said Drexler. “Given our low leverage, modest capital needs and strong business outlook, we remain in an exceptionally strong financial position, and are sharply focused on maintaining that position even as we continue to pursue our aggressive capital return program.”

Operational Results

“Arch delivered solid operating results during the second quarter of 2018, reducing costs in our key operating areas, exceeding sales volume expectations in both the Metallurgical and Powder River Basin segments, and addressing and overcoming the operating challenges from the first quarter,” said Paul A. Lang, Arch’s chief operating officer. “Looking ahead, we will continue to execute upon our global sales strategy with an intense focus on those markets that provide the greatest return.”

	Metallurgical
	2Q18	1Q18	2Q17

Tons sold (in millions)	2.0	1.8	2.1
Coking	1.7	1.5	1.5
PCI	—	—	0.3
Thermal	0.3	0.3	0.3
Coal sales per ton sold	$104.38	$115.97	$90.59
Coking	$119.23	$131.90	$103.44
PCI	—	—	$72.26
Thermal	$31.65	$31.37	$42.02
Cash cost per ton sold	$61.33	$68.33	$60.95
Cash margin per ton	$43.05	$47.64	$29.64

Coal sales per ton sold and cash cost per ton sold are defined and reconciled under “Reconciliation of non-GAAP measures.”

Mining complexes included in this segment are Beckley, Leer, Lone Mountain, Mountain Laurel and Sentinel Lone Mountain is included through September 14, 2017, the date of divestiture.

First half 2018 coking coal shipments include 0.6 million tons to North American customers and approximately 2.6 million tons to seaborne customers.

In the Metallurgical segment, coking coal sales volumes increased 13 percent when compared with the first quarter of 2018, benefitting from improved rail performance, favorable timing on export loadings at the end of the quarter, and solid execution on the two scheduled longwall moves at Leer and Mountain Laurel. Average coking coal realizations declined 10 percent over the same time period due to lower pricing on index-linked and negotiated tons that priced during the period — a reduction that is in-line with the quarterly decline in the Platts East Coast assessments for High-Vol A and Low-Vol products. Segment cash cost per ton for the second quarter declined 10 percent versus the prior-quarter period, driven by increased sales volumes, improved cost performance at Mountain Laurel and strong cost control from other operations in the segment. As a result, Arch recorded an impressive second quarter metallurgical cash margin per ton of $43.05.

As previously indicated, Arch is targeting full year cash cost per ton sold for its metallurgical segment of $60.00 to $65.00. Arch firmly believes its coking coal cost structure is well below the U.S metallurgical industry average and is competitively positioned to participate in both domestic and international coking coal markets at all points of the market cycle.

As expected, Mountain Laurel transitioned to a new panel during the quarter, with the longwall starting up in early June. Since that time, the mine has seen much-improved longwall performance when compared to the previous panel, and geologic and operating conditions have been consistent with company expectations.

	Powder River Basin
	2Q18	1Q18	2Q17

Tons sold (in millions)	18.8	19.7	18.1
Coal sales per ton sold	$12.06	$12.15	$12.55
Cash cost per ton sold	$10.66	$10.77	$10.82
Cash margin per ton	$1.40	$1.38	$1.73

Coal sales per ton sold and cash cost per ton sold are defined and reconciled under “Reconciliation of non-GAAP measures.”

Mining complexes included in this segment are Black Thunder and Coal Creek.

In the Powder River Basin, second quarter 2018 cash margin per ton increased marginally when compared to the prior-quarter period, on stronger than anticipated sales volumes and effective cost control. Sales volumes during the second quarter were better than projected due to Black Thunder’s ability to increase loadings during periods of heavy rain that appear to have constrained shipments at several mines in the basin. Additionally, the early arrival of summer temperatures boosted demand and worked to somewhat offset the normal shoulder season shipment lull. Average sales price per ton declined less than one percent, or $0.09 per ton, over the same time period, due to a larger percentage of lower-priced tons in the company’s regional volume mix. Second quarter 2018 cash cost per ton sold decreased slightly versus the first quarter, driven by strong cost containment efforts that helped offset higher diesel prices and the impact of lower volume levels when compared with the first quarter. For the full year, Arch anticipates segment cash cost per ton sold of between $10.50 per ton and $10.90 per ton.

	Other Thermal
	2Q18	1Q18	2Q17

Tons sold (in millions)	2.0	2.2	2.3
Coal sales per ton sold	$36.77	$35.59	$33.41
Cash cost per ton sold	$31.19	$28.53	$22.06
Cash margin per ton	$5.58	$7.06	$11.35

Coal sales per ton sold and cash cost per ton sold are defined and reconciled under “Reconciliation of non-GAAP measures.”

Mining complexes included in this segment are Coal-Mac, Viper and West Elk.

In the Other Thermal segment, second quarter 2018 sales volumes declined 9 percent from the first quarter of 2018 due primarily to sub-standard rail performance, which delayed loadings from Arch’s West Elk and Coal-Mac mines in June. As a result of these delays, two export vessels from West Elk and one export vessel from Coal-Mac that were expected to ship in the second quarter are now scheduled to load in the third quarter of 2018. While global sales exposure can sometimes result in variability in quarterly volumes, the persistent strength in seaborne thermal pricing coupled with strong demand for Arch’s high-quality thermal products will enable the company to export more than 4.5 million tons from the segment in 2018 — a trend that is expected to continue into 2019.

Coal sales per ton sold during the quarter increased 3 percent, benefitting from continued

strength in international thermal pricing and a favorable customer shipment mix during the period. This was offset somewhat by higher cash cost per ton sold. The 9 percent sequential increase in cash cost per ton sold was driven largely by lower volume levels from the low-cost West Elk mine and increased shipments from the relatively higher cost Coal-Mac operation. Despite the increase in quarterly segment cash costs, Arch still anticipates its 2018 cash cost per ton sold to be between $27.00 and $31.00 per ton.

In recent quarters, Arch has taken advantage of improving international thermal markets and layered in pricing at attractive netbacks for a portion of its expected future international thermal sales. Until the physical sales are finalized, these positions are required to be marked to market.

Key Market Developments

Coking Coal Markets

•                  Coking coal markets appear to be in healthy balance, underpinned by a strong global economy and robust steel markets.

•                  Global steel production is up 5 percent year-to-date despite recent trade tensions, with global steel prices strong on a historical basis in all regions — particularly the United States.

•                  Seaborne coking coal demand remains buoyant as well, with lower Chinese purchases being offset by increased Indian buying. Given continued rapid growth in its steel sector, India could soon rival China as a major buyer of seaborne coking coal.

•                  On the supply side, investment in new global coking coal production remains muted, while a number of existing operations continue to struggle with a range of geologic and logistics-related issues that have dampened a supply response.

•                  Coking coal prices are benefiting from this strong macro backdrop. The Platts East Coast assessments, while down from the first quarter of 2018, are still at very attractive levels that deliver a substantial margin for Arch’s low-cost coking coal franchise.

Thermal Coal Markets

•                  In the international arena, Newcastle prices are approximately $112 per metric ton for prompt delivery, and API-2 prices for northern Europe are $94 per metric ton.

•                  These are highly attractive levels for Arch’s West Elk and Coal-Mac operations, respectively, and should spur a substantial overall increase in U.S. thermal exports this year.

•                  Domestically, the early summer heat has been advantageous, and has accelerated the liquidation of stockpiles at U.S. power generators.

•                  At present, generator stockpiles are estimated at just over 60 days of supply — the lowest level in nearly four years.

•                  Given the recent liquidation and assuming stable natural gas prices, we would expect to see a modest increase in prompt buying activity as stockpiles approach target levels over the course of the next few quarters.

2018 Outlook

For full year 2018, Arch still expects to sell between 6.3 million and 6.7 million tons of coking coal and between 80 million and 84 million tons of thermal coal. At the midpoint of its volume guidance level, and inclusive of new commitments made during the second quarter, Arch is approximately 91-percent committed on coking coal sales, with 25 percent of that committed volume exposed to index-based pricing. At the midpoint of guidance, Arch’s thermal sales are 97-percent committed for the full year 2018.

“We believe that strong demand in coking coal and international thermal markets and ongoing supply constraints around the world will continue to provide a stable foundation for coal pricing as we progress through the year,” said Eaves. “Arch is strategically positioned to supply these dynamic markets and to leverage our premier asset base and industry-leading balance sheet to create substantial value for our shareholders over the long term.”

	2018 (2)						2019
	Tons			$ per ton			Tons	$ per ton
Sales Volume (in millions of tons)
Coking	6.3	-	6.7
Thermal	80.0	-	84.0
Total	86.3	-	90.7

Metallurgical (in millions of tons)
Committed, Priced Coking North American*			1.2			$97.54	—
Committed, Priced Coking Seaborne			3.1			$128.12	—
Committed, Unpriced Coking			1.5				1.6
Total Committed Coking			5.8				1.6

Committed, Priced Thermal Byproduct			1.0			$32.47
Committed, Unpriced Thermal Byproduct			—
Total Committed Thermal Byproduct			1.0

Average Metallurgical Cash Cost				$60.00	-	$65.00

Powder River Basin (in millions of tons)
Committed, Priced			69.2			$12.03	34.2	$12.40
Committed, Unpriced			1.1				2.2
Total Committed			70.3				36.4
Average Cash Cost				$10.50	-	$10.90

Other Thermal (in millions of tons)
Committed, Priced			8.6			$37.10	2.5	$41.15
Committed, Unpriced			0.1				—
Total Committed			8.7				2.5
Average Cash Cost				$27.00	-	$31.00

Corporate (in $ millions)
D,D&A excluding Sales Contract Amortization				$113	-	$118
Sales Contract Amortization				$11	-	$12
ARO Accretion				$27	-	$29
S,G&A				$91	-	$94
Interest Expense				$16	-	$18
Capital Expenditures				$80	-	$90
Tax Provision (%)				Approximately 0%

*Includes approximately 200,000 tons of carryover from 2017

(2)  The Company is unable to present a quantitative reconciliation of its forward-looking non-GAAP Segment cash cost per ton sold financial measures to the most directly comparable GAAP measures without unreasonable efforts due to the inherent difficulty in forecasting and quantifying with reasonable accuracy significant items required for the reconciliation. The most directly comparable GAAP measure, GAAP cost of sales, is not accessible without unreasonable efforts on a forward-looking basis. The reconciling items for this non-GAAP measure are transportation costs, which are a component of GAAP revenues and cost of sales; the impact of hedging activity related to commodity purchases that do not receive hedge accounting; and idle and administrative costs that are not included in a reportable segment. Management is unable to predict without unreasonable efforts transportation costs due to uncertainty as to the end market and FOB point for uncommitted sales volumes and the final shipping point for export shipments. Management is unable to predict without unreasonable efforts the impact of hedging activity related to commodity purchases that do not receive hedge accounting due to fluctuations in commodity prices, which are difficult to forecast due to their inherent volatility. These amounts have historically and may continue to vary significantly from quarter to quarter and material changes to these items could have a significant effect on our future GAAP results. Idle and administrative costs that are not included in a reportable segment are expected to be between $15 million and $20 million in 2018

A conference call regarding Arch Coal’s second quarter 2018 financial results will be webcast live today at 10 a.m. Eastern time. The conference call can be accessed via the “investor” section of the Arch Coal website (http://investor.archcoal.com).

Forward-Looking Statements: This press release contains “forward-looking statements” — that is, statements related to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For us, particular uncertainties arise from changes in the demand for our coal by the domestic electric generation and steel industries; from legislation and regulations relating to the Clean Air Act and other environmental initiatives; from operational, geological, permit, labor and weather-related factors, from the Tax Cuts and Jobs Act and other tax reforms; from the effects of foreign and domestic trade policies, actions or disputes; from fluctuations in the amount of cash we generate from operations, which could impact, among other things, our ability to pay dividends or repurchase shares in accordance with our announced capital allocation plan from future integration of acquired businesses; and from numerous other matters of national, regional and global scale, including those of a political, economic, business, competitive or regulatory nature. These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. We do not undertake to update our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law. For a description of some of the risks and uncertainties that may affect our future results, you should see the risk factors described from time to time in the reports we file with the Securities and Exchange Commission.

# # #

Arch Coal, Inc. and Subsidiaries

Condensed Consolidated Income Statements

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
	(Unaudited)

Revenues	$592,349	$549,866	$1,167,644	$1,150,841

Costs, expenses and other operating
Cost of sales	474,388	434,465	929,168	894,915
Depreciation, depletion and amortization	30,549	30,701	60,252	62,622
Accretion on asset retirement obligations	6,993	7,623	13,985	15,246
Amortization of sales contracts, net	3,248	14,352	6,299	29,042
Change in fair value of coal derivatives and coal trading activities, net	15,138	863	11,724	1,717
Selling, general and administrative expenses	24,756	22,456	50,704	43,218
Other operating income, net	(7,318)	(3,518)	(14,250)	(5,828)
	547,754	506,942	1,057,882	1,040,932

Income from operations	44,595	42,924	109,762	109,909

Interest expense, net
Interest expense	(5,050)	(6,003)	(10,445)	(15,428)
Interest and investment income	1,552	842	2,825	1,369
	(3,498)	(5,161)	(7,620)	(14,059)

Income before nonoperating expenses	41,097	37,763	102,142	95,850

Nonoperating expenses
Non-service related pension and postretirement benefit (costs) credits	68	(232)	(1,235)	(953)
Net loss resulting from early retirement of debt and debt restructuring	(485)	(31)	(485)	(2,061)
Reorganization items, net	(740)	(21)	(1,041)	(2,849)
	(1,157)	(284)	(2,761)	(5,863)

Income before income taxes	39,940	37,479	99,381	89,987
Provision for (benefit from) income taxes	(3,366)	319	(3,910)	1,159

Net income	$43,306	$37,160	$103,291	$88,828

Net income per common share
Basic EPS	$2.15	$1.51	$5.03	$3.58
Diluted EPS	$2.06	$1.48	$4.81	$3.52

Weighted average shares outstanding
Basic weighted average shares outstanding	20,156	24,659	20,529	24,834
Diluted weighted average shares outstanding	21,036	25,082	21,456	25,245

Dividends declared per common share	$0.40	$0.35	$0.80	$0.35

Adjusted EBITDA (A) (Unaudited)	$85,385	$95,600	$190,298	$216,819
Adjusted diluted income per common share (A)	$2.26	$2.05	$5.23	$4.87

(A) Adjusted EBITDA and Adjusted diluted income per common share are defined and reconciled under “Reconciliation of Non-GAAP Measures” later in this release.

Arch Coal, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands)

	June 30,	December 31,
	2018	2017
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$241,590	$273,387
Short term investments	160,894	155,846
Trade accounts receivable	198,362	172,604
Other receivables	12,612	29,771
Inventories	157,205	128,960
Other current assets	86,642	70,426
Total current assets	857,305	830,994

Property, plant and equipment, net	925,559	955,948

Other assets
Equity investments	104,189	106,107
Other noncurrent assets	62,360	86,583
Total other assets	166,549	192,690
Total assets	$1,949,413	$1,979,632

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$131,027	$134,137
Accrued expenses and other current liabilities	194,730	184,161
Current maturities of debt	12,533	15,783
Total current liabilities	338,290	334,081
Long-term debt	305,157	310,134
Asset retirement obligations	316,341	308,855
Accrued pension benefits	7,481	14,036
Accrued postretirement benefits other than pension	106,934	102,369
Accrued workers’ compensation	185,068	184,835
Other noncurrent liabilities	49,194	59,457
Total liabilities	1,308,465	1,313,767

Stockholders’ equity
Common Stock	250	250
Paid-in capital	708,127	700,125
Retained earnings	333,753	247,232
Treasury stock, at cost	(418,985)	(302,109)
Accumulated other comprehensive income	17,803	20,367
Total stockholders’ equity	640,948	665,865
Total liabilities and stockholders’ equity	$1,949,413	$1,979,632

Arch Coal, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(In thousands)

	Six Months Ended June 30,
	2018	2017
	(Unaudited)
Operating activities
Net income	$103,291	$88,828
Adjustments to reconcile to cash provided by operating activities:
Depreciation, depletion and amortization	60,252	62,622
Accretion on asset retirement obligations	13,985	15,246
Amortization of sales contracts, net	6,299	29,042
Prepaid royalties expensed	—	2,288
Deferred income taxes	8,730	5,996
Employee stock-based compensation expense	7,992	4,942
Gains on disposals and divestitures	131	(2,005)
Net loss resulting from early retirement of debt and debt restructuring	485	2,061
Amortization relating to financing activities	2,170	1,565
Changes in:
Receivables	(20,212)	(3,864)
Inventories	(28,245)	(23,594)
Accounts payable, accrued expenses and other current liabilities	(11,879)	(89)
Income taxes, net	11,560	(3,796)
Other	(9,563)	21,557
Cash provided by operating activities	144,996	200,799

Investing activities
Capital expenditures	(30,049)	(16,922)
Minimum royalty payments	(124)	(4,211)
Proceeds from disposals and divestitures	56	4,186
Purchases of short term investments	(110,359)	(157,364)
Proceeds from sales of short term investments	105,150	85,035
Investments in and advances to affiliates, net	—	(8,934)
Cash used in investing activities	(35,326)	(98,210)

Financing activities
Proceeds from issuance of term loan due 2024	—	298,500
Payments to extinguish term loan due 2021	—	(325,684)
Payments on term loan due 2024	(1,500)	(750)
Net payments on other debt	(7,307)	(5,207)
Debt financing costs	(529)	(8,900)
Net loss resulting from early retirement of debt and debt restructuring	(50)	(2,061)
Dividends paid	(16,333)	(8,563)
Purchases of treasury stock	(115,973)	(51,043)
Other	10	—
Cash used in financing activities	(141,682)	(103,708)

Decrease in cash and cash equivalents, including restricted cash	(32,012)	(1,119)
Cash and cash equivalents, including restricted cash, beginning of period	273,602	376,422

Cash and cash equivalents, including restricted cash, end of period	$241,590	$375,303

Cash and cash equivalents, including restricted cash, end of period
Cash and cash equivalents	$241,590	$333,548
Restricted cash	—	41,755

	$241,590	$375,303

Arch Coal, Inc. and Subsidiaries

Schedule of Consolidated Debt

(In thousands)

	June 30,	December 31,
	2018	2017
	(Unaudited)

Term loan due 2024 ($296.3 million face value)	$295,029	$296,435
Other	29,280	36,514
Debt issuance costs	(6,619)	(7,032)
	317,690	325,917
Less: current maturities of debt	12,533	15,783
Long-term debt	$305,157	$310,134

Calculation of net debt
Total debt (excluding debt issuance costs)	$324,309	$332,949
Less liquid assets:
Cash and cash equivalents	241,590	273,387
Short term investments	160,894	155,846
	402,484	429,233
Net debt	$(78,175)	$(96,284)

Arch Coal, Inc. and Subsidiaries

Operational Performance

(In millions, except per ton data)

	Three Months Ended June 30, 2018		Three Months Ended March 31, 2018		Three Months Ended June 30, 2017
	(Unaudited)		(Unaudited)		(Unaudited)
Powder River Basin
Tons Sold	18.8		19.7		18.1

Segment Sales	$226.7	$12.06	$239.9	$12.15	$227.1	$12.55
Segment Cash Cost of Sales	200.4	10.66	212.6	10.77	195.7	10.82
Segment Cash Margin	26.3	1.40	27.3	1.38	31.4	1.73

Metallurgical
Tons Sold	2.0		1.8		2.1

Segment Sales	$209.7	$104.38	$203.5	$115.97	$190.6	$90.59
Segment Cash Cost of Sales	123.2	61.33	119.9	68.33	128.2	60.95
Segment Cash Margin	86.5	43.05	83.6	47.64	62.4	29.64

Other Thermal
Tons Sold	2.0		2.2		2.3

Segment Sales	$74.9	$36.77	$77.1	$35.59	$77.7	$33.41
Segment Cash Cost of Sales	63.5	31.19	61.8	28.53	51.3	22.06
Segment Cash Margin	11.4	5.58	15.3	7.06	26.4	11.35

Total Segment Cash Margin	$124.2		$126.2		$120.2

Selling, general and administrative expenses	(24.8)		(25.9)		(22.5)
Other	(14.0)		4.6		(2.1)

Adjusted EBITDA	$85.4		$104.9		$95.6

Arch Coal, Inc. and Subsidiaries

Reconciliation of NON-GAAP Measures

(In millions, except per ton data)

Included in the accompanying release, we have disclosed certain non-GAAP measures as defined by Regulation G.

The following reconciles these items to the most directly comparable GAAP measure.

Non-GAAP Segment coal sales per ton sold

Non-GAAP Segment coal sales per ton sold is calculated as segment coal sales revenues divided by segment tons sold. Segment coal sales revenues are adjusted for transportation costs, and may be adjusted for other items that, due to generally accepted accounting principles, are classified in “other income” on the statement of operations, but relate to price protection on the sale of coal. Segment coal sales per ton sold is not a measure of financial performance in accordance with generally accepted accounting principles. We believe segment coal sales per ton sold provides useful information to investors as it better reflects our revenue for the quality of coal sold and our operating results by including all income from coal sales. The adjustments made to arrive at these measures are significant in understanding and assessing our financial condition. Therefore, segment coal sales revenues should not be considered in isolation, nor as an alternative to coal sales revenues under generally accepted accounting principles.

Quarter ended June 30, 2018	Powder River
(In thousands)	Basin	Metallurgical	Other Thermal	Idle and Other	Consolidated

GAAP Revenues in the consolidated statements of operations	$229,878	$259,032	$99,814	$3,625	$592,349
Less: Adjustments to reconcile to Non-GAAP Segment coal sales revenue
Coal risk management derivative settlements classified in “other income”	—	—	1,649	—	1,649
Coal sales revenues from idled or otherwise disposed operations not included in segments	—	—	—	3,625	3,625
Transportation costs	3,176	49,308	23,281	—	75,765
Non-GAAP Segment coal sales revenues	$226,702	$209,724	$74,884	$—	$511,310
Tons sold	18,792	2,009	2,036
Coal sales per ton sold	$12.06	$104.38	$36.77

Quarter ended March 31, 2018	Powder River
(In thousands)	Basin	Metallurgical	Other Thermal	Idle and Other	Consolidated

GAAP Revenues in the consolidated statements of operations	$245,427	$238,348	$91,520	$—	$575,295
Less: Adjustments to reconcile to Non-GAAP Segment coal sales revenue
Coal risk management derivative settlements classified in “other income”	—	—	1,031	—	1,031
Coal sales revenues from idled or otherwise disposed operations not included in segments	—	—	—	—	—
Transportation costs	5,478	34,885	13,394	—	53,757
Non-GAAP Segment coal sales revenues	$239,949	$203,463	$77,095	$—	$520,507
Tons sold	19,744	1,754	2,166
Coal sales per ton sold	$12.15	$115.97	$35.59

Quarter ended June 30, 2017	Powder River
(In thousands)	Basin	Metallurgical	Other Thermal	Idle and Other	Consolidated

GAAP Revenues in the consolidated statements of operations	$230,579	$227,649	$91,639	$(1)	$549,866
Less: Adjustments to reconcile to Non-GAAP Segment coal sales revenue
Coal risk management derivative settlements classified in “other income”	—	—	—	—	—
Coal sales revenues from idled or otherwise disposed operations not included in segments	—	—	—	—	—
Transportation costs	3,500	37,025	13,941	—	54,466
Non-GAAP Segment coal sales revenues	$227,079	$190,624	$77,698	$(1)	$495,400
Tons sold	18,092	2,104	2,325
Coal sales per ton sold	$12.55	$90.59	$33.41

Arch Coal, Inc. and Subsidiaries

Reconciliation of NON-GAAP Measures

(In millions, except per ton data)

Non-GAAP Segment cash cost per ton sold

Non-GAAP Segment cash cost per ton sold is calculated as segment cash cost of coal sales divided by segment tons sold. Segment cash cost of coal sales is adjusted for transportation costs, and may be adjusted for other items that, due to generally accepted accounting principles, are classified in “other income” on the statement of operations, but relate directly to the costs incurred to produce coal. Segment cash cost per ton sold is not a measure of financial performance in accordance with generally acceptedaccounting principles. We believe segment cash cost per ton sold better reflects our controllable costs and our operating results by including all costs incurred to produce coal. The adjustments made to arrive at these measures are significant in understanding and assessing our financial condition. Therefore, segment cash cost of coal sales should not be considered in isolation, nor as an alternative to cost of sales under generally accepted accounting principles.

Quarter ended June 30, 2018	Powder River
(In thousands)	Basin	Metallurgical	Other Thermal	Idle and Other	Consolidated

GAAP Cost of sales in the consolidated statements of operations	$205,532	$172,548	$86,800	$9,508	$474,388
Less: Adjustments to reconcile to Non-GAAP Segment cash cost of coal sales
Diesel fuel risk management derivative settlements classified in “other income”	1,968	—	—	—	1,968
Transportation costs	3,176	49,308	23,281	—	75,765
Cost of coal sales from idled or otherwise disposed operations not included in segments	—	—	—	6,731	6,731
Other (operating overhead, certain actuarial, etc.)	—	—	—	2,777	2,777
Non-GAAP Segment cash cost of coal sales	$200,388	$123,240	$63,519	$—	$387,147
Tons sold	18,792	2,009	2,036
Cash cost per ton sold	$10.66	$61.33	$31.19

Quarter ended March 31, 2018	Powder River
(In thousands)	Basin	Metallurgical	Other Thermal	Idle and Other	Consolidated

GAAP Cost of sales in the consolidated statements of operations	$218,526	$154,763	$75,188	$6,303	$454,780
Less: Adjustments to reconcile to Non-GAAP Segment cash cost of coal sales
Diesel fuel risk management derivative settlements classified in “other income”	439	—	—	—	439
Transportation costs	5,478	34,885	13,394	—	53,757
Cost of coal sales from idled or otherwise disposed operations not included in segments	—	—	—	4,232	4,232
Other (operating overhead, certain actuarial, etc.)	—	—	—	2,071	2,071
Non-GAAP Segment cash cost of coal sales	$212,609	$119,878	$61,794	$—	$394,281
Tons sold	19,744	1,754	2,166
Cash cost per ton sold	$10.77	$68.33	$28.53

Quarter ended June 30, 2017	Powder River
(In thousands)	Basin	Metallurgical	Other Thermal	Idle and Other	Consolidated

Cost of sales in the consolidated statements of operations	$198,274	$165,272	$65,242	$5,677	$434,465
Less: Adjustments to reconcile to Non-GAAP Segment cash cost of coal sales
Diesel fuel risk management derivative settlements classified in “other income”	(891)	—	—	—	(891)
Transportation costs	3,500	37,025	13,941	—	54,466
Cost of coal sales from idled or otherwise disposed operations not included in segments	—	—	—	5,233	5,233
Other (operating overhead, certain actuarial, etc.)	—	—	—	444	444
Reported segment cost of coal sales	$195,665	$128,247	$51,301	$—	$375,213
Tons sold	18,092	2,104	2,325
Cash cost per ton sold	$10.82	$60.95	$22.06

Arch Coal, Inc. and Subsidiaries

Reconciliation of Non-GAAP Measures

(In thousands, except per share data)

Adjusted EBITDA

Adjusted EBITDA is defined as net income attributable to the Company before the effect of net interest expense, income taxes, depreciation, depletion and amortization, accretion on asset retirement obligations, amortization of sales contracts and nonoperating expenses.

Adjusted EBITDA may also be adjusted for items that may not reflect the trend of future results by excluding transactions that are not indicative of the Company’s core operating performance.

Adjusted EBITDA is not a measure of financial performance in accordance with generally accepted accounting principles, and items excluded from Adjusted EBITDA are significant in understanding and assessing our financial condition. Therefore, Adjusted EBITDA should not be considered in isolation, nor as an alternative to net income, income from operations, cash flows from operations or as a measure of our profitability, liquidity or performance under generally accepted accounting principles.  The Company uses adjusted EBITDA to measure the operating performance of its segments and allocate resources to the segments.  Furthermore, analogous measures are used by industry analysts and investors to evaluate our operating performance. Investors should be aware that our presentation of Adjusted EBITDA may not be comparable to similarly titled measures used by other companies. The table below shows how we calculate Adjusted EBITDA.

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
	(Unaudited)
Net income	$43,306	$37,160	$103,291	$88,828
Provision for (benefit from) income taxes	(3,366)	319	(3,910)	1,159
Interest expense, net	3,498	5,161	7,620	14,059
Depreciation, depletion and amortization	30,549	30,701	60,252	62,622
Accretion on asset retirement obligations	6,993	7,623	13,985	15,246
Amortization of sales contracts, net	3,248	14,352	6,299	29,042
Non-service related pension and postretirement benefit costs	(68)	232	1,235	953
Net loss resulting from early retirement of debt and debt restructuring	485	31	485	2,061
Reorganization items, net	740	21	1,041	2,849

Adjusted EBITDA	$85,385	$95,600	$190,298	$216,819

Adjusted net income and adjusted diluted income per share

Adjusted net income and adjusted diluted income per common share are adjusted for the after-tax impact of reorganization items, net and are not measures of financial performance in accordance with generally accepted accounting principles.  Adjusted net income and adjusted diluted income per common share may also be adjusted for items that may not reflect the trend of future results.  We believe that adjusted net income and adjusted diluted income per common share better reflect the trend of our future results by excluding transactions that are not indicative of the Company’s core operating performance. The adjustments made to arrive at these measures are significant in understanding and assessing our financial condition.  Therefore, adjusted net income and adjusted diluted income per share should not be considered in isolation, nor as an alternative to net income or diluted income per common share under generally accepted accounting principles.

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
	(Unaudited)
Net income	$43,306	$37,160	$103,291	$88,828

Amortization of sales contracts, net	3,248	14,352	6,299	29,042
Non-service related pension and postretirement benefit costs	(68)	232	1,235	953
Net loss resulting from early retirement of debt and debt restructuring	485	31	485	2,061
Reorganization items, net	740	21	1,041	2,849
Tax impact of adjustment	(88)	(293)	(181)	(698)

Adjusted net income	$47,623	$51,503	$112,170	$123,035

Diluted weighted average shares outstanding	21,036	25,082	21,456	25,245

Diluted income per share	$2.06	$1.48	$4.81	$3.52

Amortization of sales contracts, net	0.15	0.57	0.30	1.16
Non-service related pension and postretirement benefit costs	—	0.01	0.06	0.04
Net loss resulting from early retirement of debt and debt restructuring	0.02	—	0.02	0.08
Reorganization items, net	0.04	—	0.05	0.11
Tax impact of adjustments	(0.01)	(0.01)	(0.01)	(0.04)
Adjusted diluted income per share	$2.26	$2.05	$5.23	$4.87